For Immediate Release Contact:
Debi Ethridge Vice President, Finance & Investor Relations dethridge@lodgian.com	Jerry Daly or Carol McCune Daly Gray Public Relations (Media) jerry@dalygray.com

(404) 365-2719	(703) 435-6293

Lodgian Reports 2004 Third Quarter Results

ATLANTA, Ga., November 11, 2004—Lodgian, Inc. (AMEX: LGN), one of the nation’s largest independent owners and operators of full-service hotels, reported results for the third quarter and nine months ended September 30, 2004.

Third quarter 2004 room revenues from continuing operations increased 3.7 percent to $64.8 million, and total revenues from continuing operations rose 3.4 percent to $84.6 million. During the quarter, 12 hotels were under renovation, causing a displacement of $0.9 million of total revenue, and an additional eight hotels were adversely affected by the four hurricanes that hit the Southeast in the third quarter, causing a displacement of an additional $1.1 million of total revenue.

Earnings before interest, taxes, depreciation and amortization (EBITDA) from continuing operations for the 2004 third quarter, reconciled to loss from continuing operations in the attached schedules, decreased 5.9 percent to $14.7 million, which included $2.1 million of hurricane damage and reorganization-related charges, from $15.6 million for the same period last year, which included $0.3 million of reorganization-related charges. Adjusted EBITDA,

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excluding hurricane damage and reorganization-related charges, for the third quarter of 2004 and 2003 was $16.8 million and $15.9 million, respectively.

Loss from continuing operations was $5.8 million, which included $4.5 million of costs related to Lodgian’s preferred stock redemption and $0.9 million of preferred stock dividends reported as interest expense, compared to a $3.6 million loss for the third quarter of 2003, which included $4.0 million of preferred stock dividends reported as interest expense. The company expects no further charges associated with the preferred stock redemption.

Also in the quarter, the company reported $2.0 million of casualty losses and repair expenses related to hurricane damage at eight of its hotels in Florida and South Carolina. As a result of property closures resulting from hurricane damage and mandatory evacuations and the resulting displacement of revenues, operating profits at those properties during August and September were negatively impacted by approximately $0.7 million.

Income from discontinued operations was $2.9 million, which included a $2.0 million gain on sale of assets, compared to a $0.05 million loss in the third quarter of 2003. Lodgian’s net loss attributable to common stock for the third quarter of 2004 was $2.9 million, or $(0.12) per share. This compares to a net loss attributable to common stock of $3.6 million, or $(1.56) per share for the third quarter of 2003.

“The lodging industry continued its comeback in the third quarter, which was reflected in occupancy and rate gains at our properties resulting from rising business and leisure travel demand,” said W. Thomas Parrington, president and chief executive officer. “In addition, our

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properties that were renovated in 2003 and early 2004 experienced improved occupancy and much stronger average daily rates.

“However, these gains were partially offset by the effects of hurricanes that battered the southeastern U.S. in the third quarter and caused storm-related damage to eight of our hotels in Florida and South Carolina, as well as mandatory evacuations as hurricanes approached. Also, we experienced reduced occupancy due to displacement at hotels that were being renovated and to cancellations at hotels that were damaged or threatened by hurricanes during the quarter. In spite of these challenges, occupancy was up 1.2 percent in our continuing operations hotels, while average daily rate rose 2.8 percent, leading to a 4.2 percent gain in RevPAR for the third quarter. As our hotels complete their renovation programs, we are becoming more aggressive on room rate. We are beginning to see the benefits of our portfolio improvement program at the approximately 35 percent of our hotels where renovations have been completed.”

As a percent of total revenues, Adjusted EBITDA, excluding hurricane damage and reorganization-related charges, for the quarter increased to 19.9 percent from 19.5 percent the previous year.

Parrington noted that the company is in the final stages of its renovation program begun in 2002. “The severe weather in the Southeast caused us to temporarily divert some of our resources to deal with more pressing, hurricane-related damages at our affected hotels. Our goal was to complete our renovation program in the first quarter of 2005. However, due to the severity of the hurricane damage, some projects may not be fully completed until the second quarter. At that point, we will have completed our deferred maintenance program and will return

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to a more normal five-to-seven year cycle of refurbishment. Our total portfolio will soon be in top competitive condition, physically, positioning us to take full advantage of the recovery in the lodging industry.”

The company spent $9.4 million on capital expenditures in the 2004 third quarter, bringing to $22.3 million the total amount invested during the first nine months of 2004. “Short-term, the renovations had a negative impact on third quarter earnings as these rooms were taken out of service. We expect to spend approximately $21.4 million in the 2004 fourth quarter, historically our slowest quarter. This stepped-up program will increase displacement in both the 2004 fourth quarter and the 2005 first quarter as the number of rooms under renovation increases. The positive side of the renovation program is the significant long-term improvement in revenues we expect to generate at these hotels, which will be much more competitive in their respective markets.”

Lodgian expects to invest a total of $43.7 million in capital improvements in 2004, with an additional $38.4 million that will be spent in the first half of 2005 to complete its deferred maintenance projects.

Disposition/Acquisition Program

The company continued to execute its hotel disposition strategy during the quarter with the July sale of the Holiday Inn Grand Island (Buffalo/Niagara) in upstate New York for $3.35 million. Net proceeds from the sale were used to pay down Lodgian’s long-term debt. It was the tenth hotel sold as part of the company’s plan to divest 19 non-strategic hotels, an office building, and three parcels of land from its portfolio. The company also sold two of the three

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land parcels during the quarter for an aggregate sales price of $2.0 million. “Since we announced the program in October 2003, we have reduced debt by approximately $38.7 million with proceeds from the sale of the properties. We continue to aggressively pursue our disposition program. At this time, we believe that the program will continue into 2005, as we are in the early stages of negotiations with prospective buyers on our remaining properties.”

Parrington said that once the company completes its renovation and disposition programs, it will become more aggressive in its acquisition plans. “We have $57.3 million in cash on hand as of September 30, 2004 for operations and future growth plans. The acquisition market is extremely competitive at this time, and we intend to be very selective and opportunistic. Our goal is to acquire quality assets with good long-term potential.”

The company’s acquisition profile remains primarily upscale, premium-branded, limited-service hotels, with 100 to 250 rooms, in strong suburban and urban markets. To a lesser extent, the company will review smaller upper upscale, full-service hotels, as well.

Nine Months Results

For the first nine months, room revenues from continuing operations increased 5.2 percent to $186.7 million, and total revenues from continuing operations rose 4.2 percent to $247.9 million. EBITDA rose to $48.4 million, which included $2.4 million of hurricane damage and reorganization-related charges, up from $38.7 million, which included $5.6 million in reorganization-related charges. Adjusted EBITDA, excluding hurricane damage and reorganization-related charges, increased to $50.8 million from $44.2 million. Loss from continuing operations was $24.0 million, which included $18.2 million of costs related to

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Lodgian’s debt refinancing and preferred stock redemption and $9.4 million of preferred stock dividends reported as interest expense, compared to a loss of $10.0 million for the first nine months of 2003, which included $4.0 million of preferred stock dividends reported as interest expense. During the period, 14 hotels were under renovation, causing a displacement of $1.9 million of total revenues.
Outlook

“We are growing increasingly optimistic about the staying power of this recovery and the likelihood that it will continue for the next few years,” Parrington said. “Our primary goal going forward will be to take advantage of firming occupancy rates and the renovations at our properties to more aggressively move room rate and drive internal growth. Last quarter, we successfully completed the restructuring of our balance sheet and substantially reduced our fixed charges. With our stronger balance sheet, we have the flexibility to respond to acquisition and other opportunities that we expect will further drive our external growth.”

Guidance

For the 2004 fourth quarter, the company expects RevPAR growth from continuing operations in a range of 5 percent to 7 percent, net of approximately 1 percent of renovation displacement. The two closed hotels will be excluded from the RevPAR calculation for the 2004 fourth quarter. Estimated Adjusted EBITDA from continuing operations for 2004, excluding hurricane damage and reorganization-related charges, is projected in a range of $62 million to $64 million. The impact of the two hotels that will remain closed is estimated to reduce projected 2004 fourth quarter results of operations and EBITDA by approximately $0.7 million,

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in addition to the approximately $0.7 million reduction in 2004 third quarter results of operations and EBITDA. These amounts are expected to be substantially covered by business interruption insurance, the settlement of which has not been reflected in this EBITDA guidance.
Non-GAAP Financial Measures

The historical non-GAAP financial measures included in this press release are reconciled to the comparable GAAP measures in the schedules attached to this press release.

EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA are non-GAAP measures and should not be used as a substitute for measures such as net income (loss), cash flows from operating activities, or other measures computed in accordance with GAAP. The company uses EBITDA and Adjusted EBITDA to measure its performance and to assist in the assessment of hotel property values. EBITDA is also a widely used industry measure which Lodgian believes provides pertinent information to investors and is an additional indicator of the company’s operating performance.

The company defines Adjusted EBITDA, excluding hurricane damage and reorganization-related charges, as EBITDA excluding the effects of certain charges such as pre-emergence reorganization expenses, post-emergence Chapter 11 expenses included in corporate and other on our consolidated statement of operations, and casualty losses for damage caused to Lodgian’s properties by the hurricanes that hit the southeastern United Stated in the third quarter.

About Lodgian

Lodgian is one of the largest independent owners and operators of full-service hotels in the United States. The company currently manages a portfolio of 87 hotels with 16,368 rooms

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located in 30 states and Canada. Of the company’s 87-hotel portfolio, 74 are under the InterContinental Hotels Group (Crowne Plaza, Holiday Inn, Holiday Inn Select and Holiday Inn Express) and Marriott brands (Courtyard by Marriott, Fairfield Inn and Residence Inns), and 10 are affiliated with four other nationally recognized hospitality brands. Three hotels are independent, unbranded properties. For more information about Lodgian, visit the company’s Website: www.lodgian.com.

This press release includes forward-looking statements related to Lodgian’s operations that are based on management’s current expectations, estimates and projections. These statements are not guarantees of future performance and actual results could differ materially. The words “may,” “should,” “expect,” “believe,” “anticipate,” “project,” “estimate,” “plan,” and similar expressions are intended to identify forward-looking statements. Certain factors are not within the company’s control and readers are cautioned not to put undue reliance on forward-looking statements. These statements involve risks and uncertainties including, but not limited to, the company’s ability to generate sufficient working capital from operations and other risks detailed from time- to-time in the company’s SEC reports. The company undertakes no obligations to update events to reflect changed assumptions, the occurrence of unanticipated events or changes to future results over time.

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LODGIAN, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2004	December 31, 2003

	(Unaudited in thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$57,344	$10,897
Cash, restricted	9,963	7,084
Accounts receivable (net of allowances: 2004 - $985; 2003 - $689)	11,380	8,169
Insurance receivable	3,001	—
Inventories	6,096	5,609
Prepaid expenses and other current assets	18,521	17,068
Assets held for sale	35,540	68,567

Total current assets	141,845	117,394
Property and equipment, net	560,622	563,818
Deposits for capital expenditures	36,828	15,782
Other assets, net	7,828	12,180

	$747,123	$709,174

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$11,124	$7,131
Other accrued liabilities	37,114	31,432
Advance deposits	2,174	1,882
Current portion of long-term debt	15,411	16,563
12.25% Cumulative preferred shares subject to mandatory redemption	—	—
Liabilities related to assets held for sale	34,388	57,948

Total current liabilities	100,211	114,956
Long-term debt:
12.25% Cumulative preferred shares subject to mandatory redemption	—	142,177
Long-term obligations	404,395	409,115

Total long-term debt	404,395	551,292

Total liabilities	504,606	666,248
Minority interests	2,036	2,320
Commitments and contingencies
Stockholders’ equity:
Common stock, $.01 par value, 60,000,000 shares authorized;
24,572,044 and 2,333,591 issued and outstanding at September 30, 2004
and December 31, 2003, respectively	246	23
Additional paid-in capital	306,932	89,874
Unearned stock compensation	(371)	(508)
Accumulated deficit	(67,302)	(50,107)
Accumulated other comprehensive income	1,052	1,324
Less: Treasury stock	(76)	—
Total stockholders’ equity	240,481	40,606

	$747,123	$709,174

LODGIAN, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended		Nine months ended

	September 30, 2004	September 30, 2003	September 30, 2004	September 30, 2003
	(Unaudited in thousands, except		(Unaudited in thousands, except
	per share data)		per share data)
Revenues:
Rooms	$64,805	$62,506	$186,693	$177,430
Food and beverage	16,950	16,407	52,874	51,991
Other	2,806	2,841	8,376	8,537

	84,561	81,754	247,943	237,958

Operating expenses:
Direct:
Rooms	17,955	17,697	50,933	49,790
Food and beverage	12,595	12,030	36,842	36,129
Other	2,095	2,013	6,144	5,793
	32,645	31,740	93,919	91,712

	51,916	50,014	154,024	146,246
Other operating expenses:
Other hotel operating costs	25,577	24,164	73,471	69,436
Property and other taxes, insurance and leases	5,597	6,087	16,724	19,671
Corporate and other	4,519	4,235	13,714	16,280
Casualty gains and losses, net	2,019	—	2,019	—
Depreciation and amortization	7,066	7,572	20,741	22,567
Impairment of long-lived assets	607	2	607	1,380
Other operating expenses	45,385	42,060	127,276	129,334

	6,531	7,954	26,748	16,912
Other income (expenses):
Interest income and other	212	114	321	321
Interest expense and other financing costs:
Preferred stock dividend	(865)	(4,027)	(9,383)	(4,027)
Other interest expense	(7,350)	(7,665)	(35,429)	(20,863)
Loss on preferred stock redemption	(4,471)	—	(6,063)	—

Loss before income taxes, reorganization items and minority interests	(5,943)	(3,624)	(23,806)	(7,657)
Reorganization items	—	—	—	(2,045)

Loss before income taxes and minority interest	(5,943)	(3,624)	(23,806)	(9,702)
Minority interests	503	99	285	(118)

Loss before income taxes — continuing operations	(5,440)	(3,525)	(23,521)	(9,820)
Provision for income taxes — continuing operations	(337)	(75)	(488)	(226)

Loss from continuing operations	(5,777)	(3,600)	(24,009)	(10,046)

Discontinued operations:
Income (loss) from discontinued operations before income taxes	2,915	(46)	6,814	(5,125)
Income tax provision	—	—	—	—

Income (loss) from discontinued operations	2,915	(46)	6,814	(5,125)

Net loss	(2,862)	(3,646)	(17,195)	(15,171)
Preferred stock dividend	—	—	—	(7,594)

Net loss attributable to common stock	($2,862)	($3,646)	($17,195)	($22,765)

Basic and diluted loss per common share:
Net loss attributable to common stock	($0.12)	($1.56)	($1.68)	($9.76)

LODGIAN, INC. AND SUBSIDIARIES
Reconciliation of EBITDA and Adjusted EBITDA (non-GAAP measures) with Loss from Continuing
Operations (a GAAP measure)

	Three months ended		Nine months ended

	September 30, 2004	September 30, 2003	September 30, 2004	September 30, 2003
	(Unaudited in thousands)		(Unaudited in thousands)
Continuing operations:
Loss from continuing operations	($5,777)	($3,600)	($24,009)	($10,046)
Depreciation and amortization	7,066	7,572	20,741	22,567
Impairment of long-lived assets	607	2	607	1,380
Interest income and other	(212)	(114)	(321)	(321)
Interest expense	7,350	7,665	35,429	20,863
Preferred stock dividends	865	4,027	9,383	4,027
Loss on preferred stock redemption	4,471	—	6,063	—
Provision for income taxes — continuing operations	337	75	488	226
EBITDA	$14,707	$15,627	$48,381	$38,696

Adjustments to EBITDA:
Post-emergence Chapter 11 expenses, included
in corporate and other on our consolidated
statement of operations	67	320	397	3,511
Reorganization expenses	0	0	0	2,045
Casualty losses for damage caused to our
properties by the hurricanes that hit the
southeastern United States in the third quarter	2,019	0	2,019	0

Adjusted EBITDA	$16,793	$15,947	$50,797	$44,240